 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 2, 2017

Amyris, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

(510) 450-0761
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director

On November 2, 2017, Abraham Klaeijsen resigned from the Board of Directors (the “Board”) of Amyris, Inc. (the “Company”) for personal reasons.

Appointment of New Directors

On November 2, 2017, the Board appointed Dr. Frank Kung, founding member of Vivo Capital LLC (“Vivo”), and Christoph Goppelsroeder, President and CEO of DSM Nutritional Products Ltd., an affiliate of DSM International B.V., a subsidiary of Koninklijke DSM N.V. (collectively, “DSM”) as a Class II and Class III director, respectively (whose initial terms will expire at the Company’s annual meeting of stockholders to be held in 2018 and 2019, respectively, or upon such director’s earlier death, resignation or removal).

Dr. Kung and Mr. Goppelsroeder were appointed to serve as the Board designees of Vivo and DSM, respectively, pursuant to separate stockholder agreements (the “Stockholder Agreements”) entered into between the Company and each of Vivo and DSM on August 3, 2017 and August 7, 2017, respectively. The entry into the Stockholder Agreements and the terms of related equity investments by Vivo and DSM in the Company were previously reported in Current Reports on Form 8-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on August 3, 2017 and August 9, 2017 (the “Prior 8-Ks”), which are incorporated herein by reference.

In connection with the appointment of Dr. Kung and Mr. Goppelsroeder, the Board adopted a resolution increasing the authorized number of directors on the Board from 11 to 12, which vacancy will be filled by Mr. Goppelsroeder. Dr. Kung will fill the vacancy on the Board created by Mr. Klaeijsen’s resignation.

As of October 31, 2017, (i) Vivo beneficially owned 4,365,140 shares of the Company’s common stock, representing 9.99% of the Company’s outstanding common stock, which includes the assumed conversion of certain shares of preferred stock and exercise of certain warrants to purchase common stock held by Vivo and (ii) DSM beneficially owned 16,621,192 shares of the Company’s common stock, representing approximately 33% of the Company’s outstanding common stock, which includes the assumed exercise of certain warrants to purchase common stock held by DSM. The Company has a commercial and/or financial relationship with Vivo and DSM, as previously reported in the Prior 8-Ks and in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017, filed with the SEC on August 14, 2017, which disclosure is incorporated herein by reference. In addition, during the three months ended September 30, 2017, the Company entered into multiple commercial and license agreements with DSM Nutritional Products Ltd. regarding the development of certain nutraceutical and human nutrition ingredients and the licensing of related intellectual property.

Dr. Kung is a founding member of Vivo, a healthcare focused investment firm founded in 1996 in Palo Alto, California. Dr. Kung started his career in the biotechnology industry in 1979 when he joined Cetus Corporation. He later co-founded Cetus Immune Corporation in 1981, which was acquired by its parent company in 1983. In 1984 he co-founded Genelabs Technologies, Inc. where he served as Chairman and CEO until 1995. During his tenure in Genelabs, he brought the company public in 1991, and built it to a 175 employee international biotech company with operations in the United States, Belgium, Singapore, Switzerland and Taiwan. Dr. Kung holds a Bachelor of Science degree in chemistry from the National Tsing Hua University in Taiwan, and a Doctor of Philosophy degree in molecular biology and a Master of Business Administration degree from the University of California, Berkeley. Dr. Kung currently serves on the board of directors of a number of emerging healthcare and biotechnology companies.

Mr. Goppelsroeder has served as the President and CEO of DSM Nutritional Products Ltd. since 2013 and is a member of the DSM Executive Committee. Mr. Goppelsroeder has previously worked at Boston Consulting, Syngenta in its seed care business unit, and F. Hoffman-La Roche in its fine chemicals and vitamins division until the acquisition of such division by DSM in 2003. Mr. Goppelsroeder holds a degree in engineering from the Swiss Federal Institute of Technology and a Master of Business Administration degree from Insead, Fontainebleau.

Dr. Kung and Mr. Goppelsroeder are each eligible for the Company’s standard compensation for non-employee directors, as described in the “Director Compensation” section of the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 27, 2017, which disclosure is incorporated herein by reference. The Company will enter into indemnification agreements with each of Dr. Kung and Mr. Goppelsroeder in the form that it has entered into with its other directors and that is filed as Exhibit 10.01 to the Company’s registration statement on Form S-1 (File No. 333-166135). The indemnification agreement and the Company’s restated certificate of incorporation and restated bylaws require the Company to indemnify its directors and executive officers to the fullest extent permitted by Delaware law.

Appointment of Chief Operating Officer

As previously reported in a Current Report on Form 8-K filed by the Company with the SEC on October 13, 2017, which is incorporated herein by reference, on October 9, 2017, the Company announced that Eduardo Alvarez had agreed to join the Company as its Chief Operating Officer, subject to appointment by the Board, which appointment occurred on November 2, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: November 8, 2017	By:	/s/ Kathleen Valiasek
Kathleen Valiasek
Chief Financial Officer